UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2012

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51582	56-2542838
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 350-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Recent Cash Receipt

On April 4, 2012, the Company received a cash payment of $10.0 million from Angola Drilling Company Ltd., a customer in Angola (the “Customer”). This amount represents an installment payment on the balance owed to the Company from the Customer pursuant to a drilling contract for the Hercules 185 (the “Contract”) for services provided from July 2009 through January 2011.

Second Quarter 2012 Cash Receipt Impact

During the Second Quarter 2012, the cash payment will have the following impact on the Company’s financial statements:

•	Our International Offshore segment’s general and administrative expenses will include an $8.8 million benefit related to the reversal of an allowance for doubtful accounts; and

•	Our International Offshore segment’s revenue will include a $1.2 million benefit now that the uncertainty surrounding collectability on a portion of the receivable has been removed.

After application of the recent payment, the Customer currently owes the Company $54.4 million under the Contract.

Future Collectability

While the Company remains hopeful the Customer will fulfill its obligations under the Contract, the collectability of the balance owed remains uncertain and difficult to forecast. Accordingly, the Company does not believe this recent payment has removed the uncertainty surrounding future collectability of the outstanding balance. Consequently, at this time, the Company has not recognized any of the $54.4 million remaining balance in the Company’s financial statements.

The amount owed to the Company remains undisputed by the Customer and the Company is continuing to vigorously pursue all commercial and legal means for collection of the outstanding balance. If the Company receives any additional payments from the Customer, the payments will be recorded as an increase to our International Offshore segment’s revenue.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: April 9, 2012	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel and Chief Compliance Officer